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Exhibit 10.16

MANAGEMENT AGREEMENT

        This Management Agreement (this "Agreement") is entered into as of December 30, 2002 by and between Houghton Mifflin Company, a Massachusetts corporation (the "Company"), Versailles U.S. Holding Inc., a Delaware corporation, soon to be renamed Houghton Mifflin Holdings, Inc. ("Holdings"), THL Managers V, L.L.C., a Delaware limited liability company ("THL"), Bain Capital Partners, LLC, a Delaware limited liability company ("Bain") and Blackstone Management Partners III L.L.C., a Delaware limited liability company ("Blackstone," and together with THL and Bain, the "Managers").

RECITALS

        WHEREAS, Holdings has been formed for the purpose of completing the acquisition of all of the outstanding shares of capital stock of the Company from Vivendi Communications North America, Inc., a Delaware corporation (the "Seller") (the "Acquisition"), all on the terms and subject to the conditions of that certain Share Purchase Agreement dated as of November 4, 2002 (the "Purchase Agreement") among the Seller, Vivendi Universal, S.A., a société anonyme organized under the laws of France and Versailles Acquisition Corporation ("Acquisition Co."), a Delaware corporation, which at the time of the Acquisition was a wholly-owned subsidiary of Holdings, and upon closing of the Acquisition, was the Company's parent;

        WHEREAS, the Managers are advising Acquisition Co. and Holdings in connection with the structuring and negotiation of senior secured debt financing (the "Senior Financing") being provided for the Acquisition pursuant to a Senior Facilities Commitment Letter dated November 2, 2002 by Goldman Sachs Credit Partners L.P. and CIBC World Markets Corp. as the lead arrangers and underwriters (together, the "Lead Arrangers");

        WHEREAS, the Managers are advising Acquisition Co. and Holdings in connection with the Company's structuring and negotiation of bridge financing (the "Bridge Financing") being provided for the Acquisition pursuant to a Bridge Facility Commitment Letter dated November 2, 2002 by the Lead Arrangers, Goldman Sachs Credit Partners L.P. and Canadian Imperial Bank of Commerce;

        WHEREAS, certain funds affiliated with the Managers are providing equity financing (the "Equity Investments") in connection with the Acquisition;

        WHEREAS, Acquisition is being merged with and into the Company as of the closing date of the Acquisition; and

        WHEREAS, the Company and Holdings want to retain the Managers to provide certain management and advisory services to the Company and Holdings, and the Managers are willing to provide such services on the terms set forth below.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Services.    Each of the Managers hereby agrees that, during the term of this Agreement (the "Term"), it will provide the following consulting and management advisory services to the Company and Holdings as requested from time to time by the Boards of Directors of the Company and Holdings:

          (a)    advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company and Holdings;

          (b)    financial, managerial and operational advice in connection with the Company's day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company; and

          (c)    such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager, the Company and Holdings may from time to time agree in writing.

Each of the Managers shall devote such time and efforts to the performance of services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by THL, Bain or Blackstone on a weekly, monthly, annual or other basis. The Company and Holdings acknowledge that each of the Manager's services are not exclusive to the Company and to Holdings and that each Manager will render similar services to other persons and entities. In providing services to the Company and Holdings, each Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

        2.    Payment of Fees.

          (a)    Holdings will pay (or will cause Acquisition Co. or the Company to pay) to the Managers (or such affiliates as they may respectively designate) an aggregate transaction fee (the "Transaction Fee") in the amount of $50,000,000 in connection with services related to the Acquisition, such fee being payable by the Company at the closing of the Acquisition or, if the Acquisition is not consummated, promptly after the time Holdings has abandoned the Acquisition. The Transaction Fee shall be divided among the Managers as follows:

THL:	$20,000,000
Bain:	$20,000,000
Blackstone:	$10,000,000

          (b)    During the Term, Holdings and the Company, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) an aggregate annual periodic fee (the "Periodic Fee") of $5,000,000 in exchange for the ongoing services provided by the Managers under this Agreement, such fee being payable by the Company quarterly in advance, the first such payment to be made by wire transfer at the closing of the Acquisition. The Periodic Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held at the time by the investment funds affiliated with each Manager. In this Agreement, the term "Investor Shares" means at any time all shares of capital stock of Holdings held by the investment funds affiliated with the Managers.

          (c)    During the Term, the Managers will advise Holdings and the Company in connection with financing, acquisition and disposition transactions involving the Company or any of its direct or indirect subsidiaries (however structured), and Holdings and the Company, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) an aggregate fee (the "Subsequent Fee") in connection with each such transaction equal to 1% of the gross transaction value of such transaction, such fee to be due and payable for the foregoing services at the closing of such transaction. Each Subsequent Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held at the time by the investment funds affiliated with each Manager.

        Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Company in writing prior to such payment.

        3.    Term.    This Agreement shall continue in full force and effect until December 30, 2012; provided, however, that at any time upon agreement of two out of three of the Managers, such Managers may cause this Agreement to terminate, in which event, the Company shall pay each of THL, Bain and Blackstone (i) all unpaid Periodic Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (ii) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2012.

        4.    Expenses; Indemnification.

          (a)    Expenses.    Each of the Company and Holdings will pay on demand all reasonable expenses incurred by any of the Managers or their affiliates (i) in connection with this Agreement, the Acquisition or any related transactions and the unsuccessful attempt to acquire all of Vivendi Universal Publishing, (ii) relating to operations of, or services provided by the Managers to, the Company, Holdings or any of their affiliates from time to time or (iii) otherwise in any way relating to the Company or Holdings or in any way relating to, or arising out of, the Equity Investments or the ownership thereof by affiliates of the Managers. Without limiting the generality of the foregoing, each of the Company and Holdings agrees to pay on demand all reasonable expenses incurred by any of the Managers or their affiliates in connection with, or relating to, (x) the preparation, negotiation and execution of this Agreement and any other agreement executed in connection with, or related to, this Agreement, the Acquisition, the Senior Financing, the Bridge Financing, the Equity Investments or the consummation of the transactions contemplated hereby or thereby or (y) any and all amendments, modifications, restructurings and waivers of, and exercises and preservations of rights and remedies relating to, any of the foregoing or (z) the Equity Investments or the provision of services under this Agreement. The expenses referred to in clause (x) of the immediately preceding sentence shall specifically include the fees and charges of (A) Simpson Thacher & Bartlett, (B) Wilkie, Farr & Gallagher, (C) Ropes & Gray, (D) Kirkland & Ellis, (E) PricewaterhouseCoopers LLP and (F) any other consultants or advisors retained by the Managers with the agreement of all Managers in connection with such transactions.

          (b)    Indemnity and Liability.    Each of the Company and Holdings hereby indemnifies and agrees to exonerate and hold each of the Managers, and each of their respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all actions, causes of action, suits, claims and liabilities and expenses in connection therewith, including without limitation reasonable attorneys' fees and charges (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (i) this Agreement, the Acquisition, the Equity Investments or the ownership thereof by the Managers or any related transactions or (ii) operations of, or services provided by any of the Managers to, the Company, Holdings or any of its affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Seller, or any of its accountants or other representatives, agents or affiliates) except for any such Indemnified Liabilities arising on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company and Holdings hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall in any event be liable to the Company, Holdings or any of their affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.

        5.    Disclaimer and Limitation of Liability; Opportunities.

          (a)    Disclaimer; Standard of Care.    None of the Managers make any representations or warranties, express or implied, in respect of the services to be provided by them hereunder. In no event shall any of the Managers be liable to the Company, Holdings or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

          (b)    Freedom to Pursue Opportunities.    In recognition that each Manager and its respective affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Manager or its respective affiliates may serve as an advisor, a director or in some other capacity, and recognition that each Manager and its respective affiliates has myriad duties to various investors and partners, and in anticipation that the Company and Holdings, on the one hand, and each of the Managers (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company and Holdings hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor's duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and Holdings as they may involve such Manager. Except as each of the Managers may otherwise agree in writing after the date hereof:

            (i)    Each Manager and its respective affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company, (B) to directly or indirectly do business with any client or customer of the Company, (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to Holdings, the Company, or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

            (ii)    Each Manager and its respective officers, employees, partners, members, other clients, affiliates and other associated entities shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or Holdings or any of their affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company and Holdings, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 5(b).

            (iii)    None of the Managers, nor any officer, director, employee, partner, member, stockholder, affiliate or associated entity thereof shall be liable to the Company, Holdings or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person's participation therein.

          (c)    Limitation of Liability.    In no event will any of the Managers or any of their affiliates be liable to Holdings or the Company or any of their affiliates or either of the other Managers or their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Managers hereunder.

        6.    Assignment, etc.    Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and obligations hereunder to any of their respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager shall be released of all of its rights and obligations hereunder.

        7.    Amendments and Waivers.    No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of the Managers, Holdings and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

        8.    Miscellaneous.

          (a)    Choice of Law.    This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

          (b)    Consent to Jurisdiction.    Each of the parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Delaware. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suitor proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The provisions of this Section 8 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

          (c)    Waiver of Jury Trial.    To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

        9.    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

        10.    Notice.    All notices, demands, and communications required or permitted under this Agreement shall be in writing and shall effective if be served upon such other party and such other party's copied persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

        If to the Company or Holdings, to them at:

    222 Berkeley Street
    Boston, Massachusetts 02116
    Tel: 617-351-5000
    Fax: 617-351-1106
    Attn: Paul D. Weaver, Senior Vice President and General Counsel

        with a copy to:

    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110
    Tel: 617-951-7000
    Fax: 617-951-7050
    Attn: R. Newcomb Stillwell

        If to THL, to it at:

    c/o Thomas H. Lee Company
    75 State Street
    Suite 2600
    Boston, MA 02109
    Tel: 617-227-1050
    Fax: 617-227-3514
    Attn: Scott Sperling

        If to Bain, to it at:

    c/o Bain Capital LLC
    111 Huntington Avenue
    Boston, Massachusetts 02199
    Tel: 617-516-2000
    Fax: 617-516-2010
    Attn: Mark E. Nunnelly

        If to Blackstone, to it at:

    c/o The Blackstone Group
    345 Park Avenue
    New York, NY 10154
    Tel: 212-583-5000
    Fax: 212-583-5712
    Attn: Robert L. Friedman

        A copy of any notices to THL, Bain or Blackstone shall be directed to:

    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110
    Tel: 617-951-7050
    Attn: R. Newcomb Stillwell

        Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (c) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

        11.    Severability.    If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

        12.    Counterparts.    This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE COMPANY:	HOUGHTON MIFFLIN COMPANY
	By:	/s/ PAUL D. WEAVER Name: Paul D. Weaver Title: Senior Vice President
HOLDINGS:	VERSAILLES U.S. HOLDING INC.
	By:	/s/ CHARLES BRIZIUS Name: Charles Brizius Title: Director

COUNTERPART SIGNATURE PAGE TO MANAGEMENT AGREEMENT
 [Signatures Continue on Following Page]

THL:	THL MANAGERS V, L.L.C.
	By:	Thomas H. Lee Partners L.P., its Managing Member
	By:	Thomas H. Lee Partners L.L.C., its General Partner
	By:	/s/ SETH LAWRY Name: Seth Lawry Title: Managing Director

COUNTERPART SIGNATURE PAGE TO MANAGEMENT AGREEMENT
 [Signatures Continue on Following Page]

BAIN:	BAIN CAPITAL PARTNERS, LLC
	By:	Bain Capital LLC, its sole member
	By:	/s/ MARK E. NUNNELLY Name: Mark E. Nunnelly Title: Managing Director

COUNTERPART SIGNATURE PAGE TO MANAGEMENT AGREEMENT
 [Signatures Continue on Following Page]

BLACKSTONE:	BLACKSTONE MANAGEMENT PARTNERS III L.L.C.
	By:	/s/ DAVID BLITZER Name: David Blitzer Title: Director

COUNTERPART SIGNATURE PAGE TO MANAGEMENT AGREEMENT

Schedule 1 to
Management Agreement

Wire Transfer Instructions for Thomas H. Lee Partners, L.P.
Bank:	FleetBoston
ABA #:	011000138
Acct #:	270-07242
Location:	100 Federal Street Boston, MA
Name:	THL Managers V, L.L.C.
Wire Transfer Instructions for Bain Capital Partners, LLC
Bank:	Citibank, NA-New York
ABA #:	021-000-089
For:	Brown Brothers Harriman-Boston
Acct #:	09250276
To Further Credit:
Name:	Bain Capital Partners, LLC
Acct #:	612541-3
Wire Transfer Instructions for Blackstone Management Partners III L.L.C.
Bank:	JP Morgan Chase
ABA #:	021-000-021
Acct #:	066-900581
Account Name:	Blackstone Management Partners III L.L.C.
Reference:	Houghton Mifflin Fees
Location:	1 Chase Manhattan Plaza New York, NY 10004-2477

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  Exhibit 10.16
MANAGEMENT AGREEMENT
  Schedule 1 to Management Agreement